Exhibit 10.3

[CABOT CREDIT MANAGEMENT LETTERHEAD]

To:	J.P Morgan Europe Limited Loans Agency, 6th Floor 25 Bank Street Canary Wharf London E14 5JP

Attention:	Loans Agency

as agent of the other Finance Parties (as defined in the Facilities Agreement referred to below) (the Agent)

6/6/2016
Dear Sirs,

Amendment letter in relation to £200,000,000 senior secured revolving credit facilities agreement dated 20 September 2012 (as amended and/or restated from time to time) made between, amongst others, Cabot Financial Limited and the Agent (the Facilities Agreement)

1.Introduction

1.1	We refer to the Facilities Agreement.

1.2	Unless the contrary intention appears in this letter, words and expressions defined in, or defined by reference to, the Facilities Agreement shall have the same meanings when used in this letter.

1.3	In this letter, Effective Date means the date on which the Agent countersigns this letter.

1.4
References in the Facilities Agreement to this Agreement shall, with effect from the Effective Date and unless the context otherwise requires, be deemed to be references to the Facilities Agreement as amended by this letter.

1.5	Clause 1.2 (Construction) and clause 1.3 (Third party rights) of the Facilities Agreement shall be deemed to be incorporated in this letter in full, mutatis mutandis.

1.6	The Parties wish to amend the Facilities Agreement as set out in paragraph 2 below.

2.Amendment of the Facilities Agreement

By its countersignature to this letter, the Agent on behalf of the Finance Parties and acting on the instructions of the Majority Lenders, in accordance with clause 42 (Amendments and Waivers) of the Facilities Agreement and with effect from the Effective Date, agrees that the following amendments shall be made to the Facilities Agreement:

2.1
the definition of "Permitted Jurisdiction Non-UK Originated Account" shall be amended such that the existing paragraph (a) of that definition shall be deleted in its entirety and replaced with the following:

"(a) the aggregate "ERC" amount of all Permitted Jurisdiction Originated Accounts in any individual Permitted Jurisdiction (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed (i) in the case of each of Ireland, France and Spain, an amount equal to 20 per cent. of ERC; and (ii) in the case of each other individual Permitted Jurisdiction, an amount equal to 10 per cent. of ERC (as determined in each case by reference to the Compliance Certificate most recently delivered to the Agent under this Agreement or if relevant the last day of the most recently ended calendar Month adjusted on a pro forma basis for the proposed acquisition); and";

and

2.2	the definition of "Portfolio Account" shall be amended such that the table at the end of that definition shall be deleted in its entirety and replaced with the following new table:

Time period during which the relevant member of the Restricted Group contractually commits to the relevant acquisition	Relevant Percentage In respect of Permitted Jurisdiction Non-UK Originated Accounts
From the 2015 Second Effective Date to 31 December 2016	30 per cent.
From 1 January 2017 to 31 December 2017	40 per cent.
From 1 January 2018 onwards	50 per cent

3.Representations

As at the date of this letter and the Effective Date, by reference to the facts and circumstances then existing, the Parent (in respect of itself and each other Obligor) represents and warrants to each of the Finance Parties that each of the Repeating Representations are true and correct in all material respects, as if all references therein to a Transaction Document mean this letter.

4.Miscellaneous

4.1	The Parent and the Agent hereby designate this letter as a Finance Document.

4.2	Save as amended by this letter, the provisions of the Facilities Agreement shall continue in full force and effect.

4.3
The provisions of clauses 38 (Notices), 40 (Partial Invalidity), 41 (Remedies and Waivers), 45 (Counterparts) and 47 (Enforcement) of the Facilities Agreement shall apply to this letter as though they were set out in full in this letter (mutatis mutandis) but as if the references in those clauses to the Facilities Agreement or a Finance Document were references to this letter.

5.Governing law

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

Please sign and return the attached copy of this letter to signify your acceptance of its terms and conditions.

Yours faithfully

/s/ Charlotte Taggart
For and on behalf of
Cabot Financial Limited
as the Parent for and on behalf of itself and as each other Obligor's agent in accordance with clause
2.6 (Obligors' Agent)

Accepted and agreed on 8 June 2016

/s/ Belinda Lucas
For and on behalf of
J.P. Morgan Europe Limited

as Agent